Exhibit 5



                               December 12, 2005



Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia

Re: $25,000,000 deferred compensation obligations to be offered and sold under the Sprint Nextel Deferred Compensation Plan and $47,000,000 deferred compensation obligations to be offered and sold under the Sprint Executive Deferred Compensation Plan

Gentlemen:

     I have acted as your counsel in connection with the proposed offering and issuance of an aggregate of $25,000,000 deferred compensation obligations to be offered and sold under the Sprint Nextel Deferred Compensation Plan (the "Sprint Nextel Plan") and $47,000,000 deferred compensation obligations to be offered and sold under the Sprint Executive Deferred Compensation Plan (the "Sprint Plan"), referred to in the Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The deferred compensation obligations to be offered under the Sprint Nextel Plan and the Sprint Plan are collectively referred to herein as Obligations. In such connection, I have examined the Registration Statement and I am familiar with the proceedings taken by your Board of Directors in connection with the approval and adoption of the Sprint Nextel Plan and the Sprint Plan, and related matters, and I have reviewed such documents, records, and matters of law as I have considered necessary for rendering my opinion hereinafter set forth.

     For purposes of the opinion set forth in clause 2(ii) below, I have assumed that the Obligations that may be issued under the Sprint Nextel Plan and the Sprint Plan will continue to be duly authorized on the dates of such issuances. The opinion expressed in clause 3 below applies only as to the form of the written Sprint Nextel Plan document and the form of the written Sprint Plan document. Accordingly, but without limiting the preceding sentence, I assume (but express no opinion as to whether) (1) the directors and employees who are eligible to participate in the Sprint Nextel Plan and the employees who are participating in the Sprint Plan constitute a select group of directors, management or highly compensated employees and (2) the Sprint Nextel Plan and the Sprint Plan will not be considered funded for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are factual issues that depend upon the facts and circumstances in existence from time to time.

     The opinions expressed herein are limited in all respects to the corporate law of the State of Kansas and to ERISA, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. These opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, I am of the opinion that:

     1. Sprint Nextel Corporation is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. The Obligations have been duly and validly authorized by Sprint Nextel, and when (i) the Registration Statement has become effective under the Act and (ii) the Obligations are issued in the manner permitted by the Sprint Nextel Plan and the Sprint Plan, such Obligations will be valid and binding obligations of Sprint Nextel, enforceable against Sprint Nextel in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

     3. The written Sprint Nextel Plan document and the written Sprint Plan document contain any provisions required by ERISA with respect to an unfunded pension plan maintained by an employer for a select group of directors, management or highly compensated employees.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,

                                        /s/ Michael T. Hyde

                                        Michael T. Hyde